June 29, 2000



Kanakaris Wireless
3303 Harbor Boulevard, Suite F-3
Costa Mesa, California  92626

               Re: Registration Statement on Form SB-2 re 17,391,737 Shares of Common Stock (Registration No. 333-39102)
                    ------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Kanakaris Wireless, a Nevada corporation ("Company"), in connection with the filing of a Registration Statement to which this opinion is an exhibit ("Registration Statement") with respect to the offer and sale of up to an aggregate of 17,391,737 shares of the Company's Common Stock, $.001 par value per share ("Shares"), for resale by the holders thereof ("Selling Security Holders") as described in the Registration Statement. The Shares consist of the following:

         a. An aggregate of 2,250,493 shares of Common Stock issued upon conversion of debentures issued by the Company ("Outstanding Shares"), which Outstanding Shares consist of 866,667 shares of Common Stock issued upon conversion of the Company's 10% Convertible Subordinated Debenture due August 4, 2000, 993,204 shares of Common Stock issued upon conversion of principal and interest underlying the Company's 10% Convertible Debentures due February 1, 2001 ("February Debentures") and 390,622 shares of Common Stock issued upon conversion of the Company's 10% Convertible Debentures due May 1, 2001 ("May Debentures").

         b. An aggregate of 7,437,116 shares of Common Stock issuable upon conversion of debentures and upon exercise of warrants issued by the Company ("Remaining Shares"), which Remaining Shares consist of 6,237,116 shares of Common Stock issuable upon conversion of principal and interest underlying the May Debentures, 300,000 shares of Common Stock issuable upon exercise of warrants granted in conjunction with the February Debentures ("February Warrants"), and 900,000 shares of Common Stock issuable upon exercise of warrants granted in conjunction with the May Debentures ("May Warrants").

         c. An aggregate of 7,704,128 shares of Common Stock ("Potential Shares") that may become issuable upon conversion of debentures and upon exercise of warrants that the Company has agreed to issue and certain investors have agreed to purchase if the trading price of a share of the Company's Common Stock is at least $1.75 for the ten consecutive trading days immediately preceding the date that the Registration Statement is declared effective ("Pricing Condition"). The Potential Shares consist of 6,804,128 shares of Common Stock that may become issuable upon conversion of principal and interest underlying $3,000,000 of 10% convertible debentures ("Potential Debentures") and 900,000 shares of Common Stock that may become issuable upon exercise of warrants ("Potential Warrants") that may become issuable if the Pricing Condition is met.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so. We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Outstanding Shares are validly issued, fully paid and non-assessable.

         2. The Remaining Shares have been duly authorized and reserved and, when issued upon conversion of the principal and interest of each of the May Debentures in accordance with their terms, including payment of the applicable conversion price, and upon exercise of each of the February Warrants and the May Warrants in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

         3. The Potential Shares have been duly authorized and reserved. Assuming the Pricing Condition is met and the Potential Debentures and the Potential Warrants are issued with and upon the same terms and conditions as the May Debentures and the May Warrants, the Potential Shares, when issued upon conversion of the principal and interest underlying each of the Potential Debentures in accordance with their terms, including payment of the applicable conversion price, and upon exercise of each of the Potential Warrants in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws of the State of California, Chapter 78 of the Nevada Revised Statutes and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /S/ RUTAN & TUCKER, LLP